UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  April 26, 2012 (March 23, 2012)

Q Lotus Holdings, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-52595	14-1961383
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification Number)

500 North Dearborn Street, Suite 605, Chicago, IL 60654

(Address of principal executive offices, including Zip Code)

Registrant's telephone number, including area code:  (312) 379-1800

_________________________________________________

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On March 23, 2012, Q Lotus Holdings, Inc. (“Q Lotus”) entered into an Agreement (the “Agreement”) with Capital Business West LLC (“Capital Business West”) whereby Capital Business West will act as financial advisor to Q Lotus regarding Q Lotus’ capital raising activities.

Pursuant to the Agreement, Q Lotus has agreed to pay Capital Business West the following fees:

a.	Q Lotus will pay Capital Business West a consulting fee retainer of $5000 per month in advance and Capital Business West will bill at the rate of $250/hour against the monthly retainer.

b.	Capital Business West retains the right, with permission in advance from the Q Lotus, to retain experts in securities structuring and placement and to bill the Q Lotus against the monthly retainer at up to $500 hour.

c.	A $2500 expense deposit (fully refundable) will be due in advance along with the monthly retainer when this agreement is executed. Capital Business West will bill Q Lotus for actual out-of-pocket expenses such as travel expenses and Roadshows on a weekly or bi-weekly basis against the expense deposit. Other out-of-pocket expenses will be billed monthly or as incurred. Billings will be payable when presented. Any expenses over $1000 will require e-mail authorization from either Jorge Gonzalez or Gary Rosenberg.

d.	Capital Business West will bill at the rate of $400/ hour for its work at any closings or fundings.

e.	Capital Business West will arrange for senior debt lines or other debt facilities if requested by Q Lotus at its standard billing rate of $250/ hour.

The description of the Agreement contained in this Item 1.01 is a summary and is qualified in its entirety by reference to the copy of the Agreement that is attached hereto as an exhibit, and which is incorporated herein by reference.

Item 9.01	Financial Statements And Exhibits.

(c)           Exhibits.

10.35	Agreement dated March 23, 2012 between the Q Lotus Holdings Inc. and Capital Business West LLC whereby Capital Business West will act as financial advisor to Q Lotus regarding Q Lotus’ capital raising activities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q LOTUS HOLDINGS, INC.
(Registrant)

Date: April 26, 2012	By:	/s/ Gary A. Rosenberg
Gary A. Rosenberg
Chief Executive Officer